UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

PEOPLE’S UTAH BANCORP

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0622021 (I.R.S. Employer Identification No.)
1 East Main Street American Fork, UT (Address of Principal Executive Offices)	84003 (Zip Code)

____________________

People’s Utah Bancorp 2020 Equity Incentive Plan

(Full title of the plan)

____________________

Len E. Williams

President and Chief Executive Officer

1 East Main Street

American Fork, UT 84003

(801) 642-3998

(Name, address and telephone number, including area code, of agent for service of process)

____________________

Copies to:

David F. Marx

Daniel Lyman

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, UT 84111

(801) 933-7360

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.01 par value, issuable pursuant to the People’s Utah Bancorp 2020 Equity Incentive Plan	1,000,000	$22.10(2)	$22,100,000.00(2)	$2,868.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to such additional number of shares available for issuance under the plans as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the plan.

(2)

Estimated solely for the purpose of calculating the registration fee for the shares of common stock to be issued under the People’s Utah Bancorp 2020 Equity Incentive Plan, in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices per share of the common stock of People’s Utah Bancorp as reported on The NASDAQ Capital Market on June 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the People’s Utah Bancorp 2020 Equity Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by People’s Utah Bancorp (the “Company,” “we,” “us” or “our”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 13, 2020 and amended on March 17, 2020;

(b)	the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020;

(c)	the Company’s Current Report on Form 8-K filed on May 28, 2020; and

(d)

the description of the Company’s Common Shares, $0.01 par value, as contained in the Registration Statement on Form 8-A filed on June 5, 2015, as updated by the description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 13, 2020.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Pursuant to our Amended and Restated Bylaws, we will, to the fullest extent permitted by the Utah Revised Business Corporation Act (the “Utah Statute”), indemnify our directors and officers with respect to expenses, settlements, judgments and fines in suits (including actions brought against a director or officer in the name of the corporation, commonly referred to as a derivative action) in which such person was made a party by reason of the fact that he or she is or was a director or officer, or being or having been such a director or officer, such person was serving as a director, officer, associate or other agent (i) for an enterprise of which we hold the majority of shares entitled to vote in the election of its directors (such as our subsidiary AltabankTM), or (ii) at our request, for another enterprise. No such indemnification may be given if the acts or omissions of the person are finally adjudged to be intentional misconduct or a knowing violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

We have entered into separate indemnification agreements with our officers and directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our officers and directors for certain expenses, including attorney’s fees incurred by an officer or director in any action or proceeding arising out of their services as one of our officers or directors, or as an officer or director of any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

In addition, as authorized by the Utah Statute, our Amended and Restated Articles of Incorporation provide that a director shall not be personally liable for monetary damages to the corporation relating to any action taken or failure to take any action as a director, to the fullest extent permitted by law. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for an alleged breach of their duties.

Section 908 of the Utah Statute also permits a Utah corporation to purchase and maintain insurance on behalf of its officers and directors. Our bylaws permit us to purchase such insurance on behalf of our officers and directors. We maintain a policy of liability insurance for our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of People’s Utah Bancorp (incorporated by reference to Exhibit 3.1 to the Company’s Draft Registration Statement on Form S-1 filed March 11, 2015) (File No. 377-00948)).

4.2	Amended and Restated Bylaws of People’s Utah Bancorp (incorporated by reference to Exhibit 3.2 to the Company’s Draft Registration Statement on Form S-1 filed march 11, 2015) (File No. 377-00948)).
4.3

Specimen Share Certificate for Common Shares of People’s Utah Bancorp (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed May 5, 2015) (File No. 333-203518)).

5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement).
99.1	People’s Utah Bancorp 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 28, 2020) (File No. 377-00948)).

Item 9.                                Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah, on June 10, 2020.

PEOPLE’S UTAH BANCORP

By:	/s/ Len E. Williams
Name: Len E. Williams
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Len E. Williams and Mark K. Olson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

NAME	TITLE	DATE

/s/ Len E. Williams	President and Chief Executive Officer (principal executive officer), Director	June 10, 2020
Len E. Williams

/s/ Mark K. Olson	Executive Vice President and Chief Financial Officer	June 10, 2020
Mark K. Olson	(principal financial and accounting officer)

/s/ Richard T. Beard	Director, Chairman	June 10, 2020
Richard T. Beard

/s/ David G. Anderson	Director	June 10, 2020
David G. Anderson

/s/ R. Brent Anderson	Director	June 10, 2020
R. Brent Anderson

/s/ Deborah S. Bayle	Director	June 10, 2020
Deborah S. Bayle

/s/ Matthew S. Browning	Director	June 10, 2020
Matthew S. Browning

/s/ Natalie Gochnour	Director	June 10, 2020
Natalie Gochnour

/s/ Jonathan B. Gunther	Director	June 10, 2020
Jonathan B. Gunther

/s/ Paul R. Gunther	Director	June 10, 2020
Paul R. Gunther

/s/ Douglas H. Swenson	Director	June 10, 2020
Douglas H. Swenson